Exhibit 99.1

CONTACT:	News Media		FOR IMMEDIATE RELEASE
Paul de la Plante
(514) 590-6349

Investor Relations
	Dave Dunnewald	Leah Ramsey
	(303) 279-6565	(303) 277-7205

MOLSON COORS ANNOUNCES THE RESULTS AND PRICING OF ITS
SUBSIDIARY’S TENDER OFFER FOR 6.375% SENIOR NOTES DUE 2012

DENVER, Colo., and MONTRÉAL, Québec, February 15, 2008 — Molson Coors Brewing Company (NYSE: TAP; TSX) today announced the purchase price and results of the tender offer (the “Offer”) by its subsidiary, Coors Brewing Company (the “Company”), to purchase for cash any and all of its 6.375% Senior Notes due 2012 (the “Notes”).  The Offer expired at 5:00 p.m., New York time, on Thursday, February 14, 2008.

The Company has been advised by the depositary that, as of the expiration of the Offer, of the $225,001,000 in aggregate principal amount of Notes outstanding, $180,371,000 had been validly tendered and not validly withdrawn pursuant to the Offer.  The Company has accepted for purchase all such Notes.

The purchase price for each $1,000 principal amount of Notes validly tendered and not validly withdrawn pursuant to the Offer is $1,118.73.  This amount, plus accrued and unpaid interest from the last interest payment date to, but excluding, the date of payment, will be paid by the Company in same-day funds on the third New York City business day following the expiration of the Offer or as soon as practicable thereafter.  It is expected that payment will be made on February 20, 2008.

Under the terms of the Offer, the purchase price for each $1,000 principal amount of Notes validly tendered and accepted for payment was determined on the basis of a tender offer yield of 3.344%, which was equal to the sum of (x) a yield of 2.644% based on the bid-side price of the 4.75% U.S. Treasury Note due May 31, 2012, calculated by the dealer managers at 2:00 p.m. New York City time, on February 14, 2008, plus (y) a fixed spread of 70 basis points, or 0.70%.

The Company retained Deutsche Bank Securities Inc. and Morgan Stanley to serve as dealer managers for the Offer and Global Bondholder Services Corporation to serve as depositary and information agent for the Offer.

This news release does not constitute an offer to purchase, an offer to sell or a solicitation of an offer to purchase or sell any securities.  The Offer was made solely pursuant to the offer to purchase and related letter of transmittal.  The Offer was not made in any jurisdiction in which it was not permitted to be made under applicable law.

Molson Coors Brewing Company

Molson Coors Brewing Company is one of the world’s largest brewers. It brews, markets and sells a portfolio of leading premium quality brands such as Coors Light, Molson Canadian, Molson Dry, Carling, Coors, and Keystone Light. It operates in Canada, through Molson Canada; in the U.S., through Coors Brewing Company; in the UK, Europe and Asia, through Coors Brewers Limited. For more information on Molson Coors Brewing Company, visit the company’s website, www.molsoncoors.com.